Exhibit 99.1

Central European Distribution Corporation Announces Full Year 2006 Results; Operating Income

Increases 78% over 2005

Bala Cynwyd, Pennsylvania February 28, 2007: Central European Distribution Corporation (NASDAQ: CEDC) today announced its results for fiscal year 2006. Net sales for the full year ended December 31, 2006 increased 26% to $944.1 million from the $749.4 million reported for the same period in 2005. Operating income increased by 78% to $91.6 million from $51.6 million for the same period in 2005.

On a comparable basis, CEDC announced earnings of $46.1 million, or $1.28 per fully diluted share for the full year 2006, as compared to $31.3 million, or $1.09 per fully diluted share for the same period in 2005. Net Income, on a U.S. GAAP basis (as herein after defined) for the full year was $55.5 million or $1.53 per fully diluted share in 2006 as compared to $20.3 million or $0.70 per fully diluted share. The major difference between the U.S. GAAP net income and comparable non- GAAP net income reflects unrealized foreign exchange movements relating to our Senior Secured Notes. For a reconciliation of comparable earnings to earnings reported under United States Generally Accepted Accounting Principles (“GAAP”), please see the section “Unaudited Reconciliation of Non-GAAP Measures”. The weighted average number of shares used for calculating diluted earnings per share for 2006 was 36.1 million.

Some of the Company’s key financial highlights for 2006 include the following:

•	Full year net sales up 26%

•	Full year gross profit up 63%

•	Full year gross margins up from 16% to 21%

•	Full year operating income up 78%

•	Full year EBITDA (adjusted for minority interest) up 81% to $101 million

•	Full year cash flow from operations up from $34.1 million to $71.7 million

•	Exclusive import portfolio growth of 27%

•	Export sales increased by 36%

Mr. William Carey, CEO and President, said, “2006 represented our first full year as an integrated producer, importer/distributor and marketer of leading brands in Poland. Our key focus was on integrating the commercial and operational activities of our combined businesses while still producing solid top to bottom line results. We succeeded in delivering outstanding results for 2006 as evidenced in the above numbers. Our cash flow from operations illustrates the tremendous synergies that we were able to pull through the combined businesses. In addition to our integration of the Polish business we made our first step in operating outside of Polish borders with our acquisition of Bols Hungary in July 2006 which has exceeded our expectations. The Company also completed a dual listing on the Warsaw Stock Exchange in December which has opened up a new investor base in Central Europe which we feel will be beneficial in the near future.”

Mr. Carey continued, “As we move into 2007 our strategy of growing our own brands and exclusive imports to drive higher sales and margins will be our top priority. We believe that the economic conditions remain strong in Central Europe, which should bode well for continued growth of our higher margin products. We see continued growth of our export business on the back of our new agreements signed in 2006 as well as our recently completed packaging change of our Zubrowka brand. Continued integration of our operations as well as finishing our investment in our rectification facilities should improve our overall operating margin. We will continue our acquisition strategy of targeting quality distributors in Poland as well as strong producers in Central and Eastern Europe.”

CEDC has reported net income and diluted net income per share in accordance with GAAP and on a non-GAAP basis, referred to in this release as comparable non-GAAP net income, as well as the non-GAAP measure EBITDA, adjusted for minority interest. CEDC’s management believes that the non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation provides meaningful information and an alternative presentation useful to investors’ understanding of CEDC’s core operating results and trends. CEDC discusses results on a comparable basis in order to give investors better insight into underlying business trends from continuing operations. EBITDA, adjusted for minority interest represents GAAP earnings excluding interest, taxes, depreciation and amortization and other financial income and expenses, and adjusted for minority interest. EBITDA, adjusted for minority interest is presented because management believes it provides additional information with respect to the performance of CEDC. CEDC’s calculation of these measures may not be the same as similarly named measures presented by other companies. These measures are not presented as an alternative to net income computed in accordance with GAAP as a performance measure, and you should not place undue reliance on such measures. A reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this press release.

CEDC is the largest vodka producer in Poland by value and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to European and Asian markets.

CEDC is also the leading distributor by volume and a leading importer by value of alcoholic beverages in Poland. CEDC operates 16 distribution centers and 76 satellite branches throughout Poland. CEDC imports many of the world’s leading brands to Poland, including brands such as Rémy Martin, Metaxa, Jim Beam, Sauza Tequila, Grant’s, E&J Gallo, Sutter Home, Torres, Penfolds and Concha y Toro wines, Corona, Foster’s, and Guinness Stout beers and Evian.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2005, and in other periodic and current reports filed by CEDC with the Securities and Exchange Commission.

Contact:

Jim Archbold,

Investor Relations Officer

Central European Distribution Corporation

610-660-7817

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

(in thousands, except share and per share information)

	Three Months Ended Dec 31,			Twelve Months Ended Dec 31,
	2006	2005		2006	2005
GAAP net income/(loss)	$32,089	$12,071		$55,450	$20,268

Foreign exchange impact and hedge revaluation	(13,590)	1,842	(A)	(11,810)	$6,832	(A)
Pre-acquisition financing costs	—	464	(B)		$3,907	(B)
Other acquisition costs	423	114	(C)	423	$317	(C)
Impact of Polmos Lublin acquistion costs write-off	95	—	(D)	469		(D)
Impact of expensing stock options	793	—	(E)	1,548	$—	(E)

Comparable non-GAAP net income	$19,810	$14,491		$46,080	$31,324

Comparable net income per share of common stock, basic	$0.55	$0.41		$1.29	$1.11
Comparable net income per share of common stock, diluted	$0.54	$0.41		$1.28	$1.09

	Three Months Ended Dec 31,			Twelve Months Ended Dec 31,
	2006	2005		2006	2005
GAAP net income/(loss)	$32,089	$12,071		$55,450	$20,268

Income tax	7,635	3,382		13,986	5,346

Net interest expense	7,905	8,222		31,750	15,828

Net other financial expense/(income)	(18,947)	2,283		(17,212)	7,678

Depreciation and amortization	1,881	1,329		8,739	4,529

Minority interest	2,037	2,261		8,727	2,261

EBITDA, adjusted for minority interest	$32,600	$29,548		$101,440	$55,910

Change in working capital and accruals	(7,160)	(5,494)		9,975	6,357

Financing charges	(6,170)	(10,505)		(31,750)	(23,506)

Non cash expenses	450	712		3,807	1,380

Tax adjustment	(3,266)	(3,382)		(11,781)	(6,060)

Net cash provided by Operating Activities	$16,454	$10,879		$71,691	$34,081

Comparable measures are provided as additional information as management believes this information provides investors with better insight on underlying business trends and results in order to evaluate year over year financial performance. Descriptions of these items are presented below:

A.	Represents the net after tax impact of the foreign currency revaluation related to our Senior Secured Notes and mark to market revaluation of financing related hedges.
B.	CEDC closed a EURO 325 million Senior Secured Notes offering on July 25, 2005 in order to fund the acquisitions of Polmos Bialystok and Bols. Due to various delays in receiving final approval from the Polish Anti-Monopoly office, the acquisitions were not completed until August 17, 2005, in the case of Bols, and October 12, 2005, in the case of Polmos Bialystok. These amounts represent the proportional share of interest accrued (net of interest earned in escrow) prior to completion of the acquisitions. In addition, the CEDC incurred additional debt to support the deposit payment made to the State Treasury as part of the Polmos Bialystok acquisition. The costs relating to this additional financing are also represented in this calculation.
C.	Represents other miscellaneous costs incurred in 2005, directly related to the acquisitions of Bols and Polmos Bialystok and 2006 cost related to the tender for additional shares of Polmos Bialystok.
D.	Represents cost incurred with the potential acquisition of Polmos Lublin which was not completed and has since been acquired by another company.
E.	On January 1, 2006, the Company adopted SFAS 123(R) and began to expense stock options. This amount represents the net after tax impact of the expensing of stock options.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(Amount in columns expressed in thousands)

	December 31,	December 31,
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$159,362	$60,745
Short term financial assets	—	4,269
Accounts receivable, net of allowance for doubtful accounts of $24,172 and $22,851 respectively	224,575	188,029
Inventories	89,522	73,411
Prepaid expenses and other current assets	24,299	19,198
Deferred income taxes	4,171	5,847

Total Current Assets	501,929	351,499

Intangible assets, net	371,624	316,821
Goodwill, net	398,005	372,664
Property, plant and equipment, net	49,801	39,784
Deferred income taxes	4,485	2,361
Other assets	204	1,343

Total Assets	$1,326,048	$1,084,472

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$138,585	$112,838
Bank loans and overdraft facilities	24,656	26,747
Income taxes payable	2,975	672
Taxes other than income taxes	94,985	59,387
Other accrued liabilities	57,620	62,577
Current portions of obligations under capital leases	2,005	3,328

Total Current Liabilities	320,826	265,549

Long-term debt, less current maturities	8	9
Long-term obligations under capital leases	1,122	1,455
Long-term obligations under Senior Secured Notes	393,434	367,575
Deferred income taxes	68,290	59,805

Total Long Term Liabilities	462,854	428,844

Minority interests	21,395	15,137

Stockholders’ Equity
Common Stock ($0.01 par value, 80,000,000 shares authorized, 38,445,598 and 23,885,245 shares issued at December 31, 2006 and December 31, 2005, respectively)	387	239
Additional paid-in-capital	374,985	296,574
Retained earnings	128,084	72,634
Accumulated other comprehensive income	17,667	5,645
Less Treasury Stock at cost (246,037 and 164,025 shares at December 31, 2006 and December 31, 2005 respectively)	(150)	(150)

Total Stockholders’ Equity	520,973	374,942

Total Liabilities and Stockholders’ Equity	$1,326,048	$1,084,472

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(Amount in columns expressed in thousands, except share and per share information)

	Year ended December 31,
	2006	2005	2004
PROFIT AND LOSS
Gross sales	$1,193,248	$828,918	$580,744
Excise taxes	(249,140)	(79,503)	—
Net sales	944,108	749,415	580,744
Cost of goods sold	745,721	627,368	506,413

Gross profit	198,387	122,047	74,331
Operating expenses	106,805	70,404	45,946

Operating income	91,582	51,643	28,385
Non-operating income / (expense)
Interest income / (expense), net	(31,750)	(15,828)	(2,115)
Other financial income / (expense), net	17,212	(7,678)	(19)
Other income / (expense), net	1,119	(262)	193

Income before income taxes	78,163	27,875	26,444
Income tax expense	13,986	5,346	4,614

Minority interests	8,727	2,261	—

Net income	$55,450	$20,268	$21,830

Net income per share of common stock, basic	$1.55	$0.72	$0.89

Net income per share of common stock, diluted	$1.53	$0.70	$0.87

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW (UNAUDITED)

(Amount in columns expressed in thousands)

	Year ended December 31,
	2006	2005	2004
CASH FLOW
Operating Activities
Net income	$55,450	$20,268	$21,830
Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation and amortization	8,739	4,529	3,414
Deferred income taxes	2,205	(317)	228
Bad debt provision	999	984	758
Minority interests	8,727	2,261	—
Non cash items	(14,404)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(7,554)	(23,730)	(23,495)
Inventories	(3,165)	(238)	(21,245)
Prepayments and other current assets	(2,026)	(6,575)	(2,090)
Trade accounts payable	8,123	(7,149)	29,424
Income and other taxes	(122)	9,015	993
Other accrued liabilities and other	14,719	35,034	(956)

Net Cash provided by Operating Activities	71,691	34,081	8,861

Investing Activities
Investment in distribution assets	(11,713)	(8,091)	(5,449)
Investment in trademarks	(1,210)	—	—
Proceeds from the disposal of equipment	2,045	2,454	1,490
Purchase of financial assets	—	(79,412)	(5,378)
Proceeds from the disposal of financial assets	4,784	115,028	—
Acquisitions of subsidiaries, net of cash acquired	(35,828)	(490,092)	—

Net Cash used in Investing Activities	(41,922)	(460,113)	(9,337)

Financing Activities
Borrowings on bank loans and overdraft facility	15,379	4,804	7,604
Payment of bank loans and overdraft facility	(21,526)	(13,565)	(4,029)
Long-term borrowings	—	—	1,518
Payment of long-term borrowings	(3)	(6,438)	(4,400)
Payment of capital leases	(2,232)	(1,676)	(1,838)
Net Borrowings of Senior Secured Notes	—	378,447	—
Hedge closure	(7,323)	—	—
Net proceeds from public placement issuance of shares	71,719	—	—
Net proceeds from private placement issuance of shares	—	111,594	—
Options exercised	4,772	3,205	1,780

Net Cash provided by Financing Activities	60,786	476,371	635

Currency effect on brought forward cash balances	8,062	(86)	4,103
Net Increase / (Decrease) in Cash	98,617	50,254	4,262
Cash and cash equivalents at beginning of period	60,745	10,491	6,229

Cash and cash equivalents at end of period	$159,362	$60,745	$10,491

Supplemental Schedule of Non-cash Investing Activities
Common stock issued in connection with investment in subsidiaries	$161	$126,156	$2,390
Capital leases	$688	$962	$2,872

Supplemental disclosures of cash flow information
Interest paid	$37,256	$2,669	$2,078
Income tax paid	$11,980	$4,580	$2,636